===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               BARNES GROUP INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               BARNES GROUP INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                          Barnes Group Inc.
                                          Executive Office
                                          123 Main Street
                                          Post Office Box 489
                                          Bristol, Connecticut 06011-0489 U.S.A.
                                          Tel. (860) 583-7070

[BARNES LOGO APPEARS HERE]

                                                                  March 15, 2001

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 12, 2001

The Annual Meeting of Stockholders of Barnes Group Inc. will be held at The Country Club of Farmington, 806 Farmington Avenue, Farmington, Connecticut 06032, at 11:00 a.m. on Thursday, April 12, 2001, for the following purposes:

1.  To elect three directors for a three-year term;

2. To approve the Barnes Group Inc. Performance-Linked Bonus Plan For Selected Executive Officers;

3. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for 2001; and

4. To transact any other business that lawfully may come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on February 15, 2001 will be entitled to vote at the meeting.

Your vote is important. Please VOTE BY TELEPHONE AS SOON AS POSSIBLE as described in the enclosed proxy card or, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED whether or not you plan to attend the meeting.

Signe S. Gates
Secretary

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Election of Directors for a Three-Year Term (Proxy Proposal 1)...........    1
The Board and Its Committees.............................................    3
Compensation of Directors................................................    3
Stock Ownership by Directors and Executive Officers......................    4
Section 16(a) Beneficial Ownership Reporting Compliance..................    5
Beneficial Owners of More Than 5% of Shares..............................    5
Audit Committee Report...................................................    6
Compensation and Management Development Committee Report.................    7
Compensation.............................................................   11
Stock Options............................................................   12
Long-Term Incentive Plan Awards..........................................   13
Pension Plans............................................................   14
Employment Agreement.....................................................   15
Change-In-Control Agreements.............................................   16
Performance Graph........................................................   17
Approval of the Barnes Group Inc. Performance-Linked Bonus Plan For
 Selected Executive Officers (Proxy Proposal 2)..........................   17
Ratification of Selection of PricewaterhouseCoopers LLP as Independent
 Accountants
 (Proxy Proposal 3)......................................................   19
Stockholder Proposals for 2002 Annual Meeting............................   19
General..................................................................   19
Annex I, Audit Committee Charter.........................................  I-1
Annex II, Barnes Group Inc. Performance-Linked Bonus Plan For Selected
 Executive Officers...................................................... II-1

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 12, 2001

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Barnes Group Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held on April 12, 2001 and at any adjournment thereof. A stockholder who votes by telephone as described in the proxy card, or signs and returns a proxy card in the accompanying form, may revoke it by notifying the Secretary of the meeting in person or in writing (including by delivery of a later dated proxy) at any time before it is voted. This Proxy Statement and the enclosed form of proxy are being sent to stockholders on or about March 15, 2001.

ELECTION OF DIRECTORS FOR A THREE-YEAR TERM (Proxy Proposal 1)

   The Board of Directors Recommends a Vote "For" All Nominees.

Three directors are nominated for election at the 2001 Annual Meeting for a three-year term (unless any of them earlier dies, resigns or is removed, as provided in the Company's by-laws). John W. Alden, George T. Carpenter and Frank E. Grzelecki are nominated for re-election to the Board of Directors for terms expiring at the Annual Meeting in 2004. Directors are elected by a plurality of the votes cast for Proposal 1. Proxies may be voted only for the number of nominees named by the Board of Directors.

Pertinent information concerning the nominees for re-election as directors and the four directors whose terms continue after the meeting is set forth below. Robert J. Callander will retire as of the 2001 Annual Meeting, having reached the mandatory retirement age of 70, as specified by the Board of Directors. Each director has been associated with his present organization for at least the past five years unless otherwise noted. Except as expressly stated below, none of the organizations listed as business affiliates of the directors is a subsidiary or other affiliate of the Company.

Nominees for Re-election

[PHOTO OF         John W. Alden
J. ALDEN          Director since 2000
APPEARS HERE]     Current term expires 2001

                  Mr. Alden, 59, retired as Vice Chairman, United Parcel Service of America, Inc. in 2000. He is a member of the Finance Committee and the Compensation and Management Development Committee of the Company's Board of Directors. From 1986 to 1996, he served as Senior Vice President of Business Development, and from 1988 until his retirement, as a director, of United Parcel Service. He is a director of Talus Solutions, Inc. based in Atlanta, Georgia.

[PHOTO OF         George T. Carpenter
G. CARPENTER      Director since 1985
APPEARS HERE]     Current term expires 2001

                  Mr. Carpenter, 60, is President and a director of The S. Carpenter Construction Company, which is involved in general contracting, and The Carpenter Realty Company, which is involved in real estate management. He is Chairman of the Corporate Governance Committee, and a member of the Executive Committee and the Finance Committee of the Company's Board of Directors.

[PHOTO OF         Frank E. Grzelecki
F. GRZELECKI      Director since 1997
APPEARS HERE]     Current term expires 2001

                  Mr. Grzelecki, 63, is retired. He is Chairman of the Finance Committee, and a member of the Executive Committee, the Audit Committee, and the Compensation and Management Development Committee of the Company's Board of Directors. He was a Managing Director of Saugatuck Associates, Inc., a private investment firm, from 1999 to 2000. He was a director and Vice Chairman of Handy & Harman, a diversified industrial manufacturing company from 1997 to 1998. From 1992 to 1997, he served as a director and President and Chief Operating Officer of Handy & Harman. Mr. Grzelecki is a director of Trenwick Group Ltd., an insurance holding company.

Continuing Directors

[PHOTO OF         Thomas O. Barnes
T. BARNES         Director since 1978
APPEARS HERE]     Current term expires 2003

                  Mr. Barnes, 52, is Chairman of the Board of Directors and an employee of the Company. He is an ex officio, non-voting member of the Executive Committee of the Company's Board of Directors. From 1993 through May 1997, Mr. Barnes also served as Senior Vice President-Administration of the Company. Prior to joining the Company, he was President of The Olson Brothers Company, a manufacturer of machined metal parts.

[PHOTO OF         Gary G. Benanav
G. BENANAV        Director since 1994
APPEARS HERE]     Current term expires 2003

                  Mr. Benanav, 55, is Chairman and Chief Executive Officer of New York Life International, Inc. and Vice Chairman and a director of New York Life Insurance Company. He is Chairman of the Compensation and Management Development Committee, and a member of the Audit Committee, and the Corporate Governance Committee of the Company's Board of Directors. Prior to his appointment at New York Life International in December 1997, he was Chief Executive Officer of Aeris Ventures, L.L.C., a venture capital firm. From 1993 to 1996, he was an Executive Vice President of Aetna Life and Casualty Company. He is a director of Express Scripts, Inc., a full-service pharmacy benefit management company.

[PHOTO OF         William S. Bristow, Jr.
W. BRISTOW        Director since 1978
APPEARS HERE]     Current term expires 2002

                  Mr. Bristow, 47, is President of W.S. Bristow & Associates, Inc., which is engaged in small business development. He is Chairman of the Executive Committee, and a member of the Corporate Governance Committee, the Finance Committee, and the Audit Committee of the Company's Board of Directors.

[PHOTO OF         Edmund M. Carpenter
E. CARPENTER      Director since 1998
APPEARS HERE]     Current term expires 2002

                  Mr. Carpenter, 59, became President and Chief Executive Officer of the Company in 1998. He is an ex officio, non-voting member of the Executive Committee of the Company's Board of Directors. From 1996 to 1998, he was a Senior Managing Director of Clayton, Dubilier & Rice, Inc., a private equity firm. He is a director of Campbell Soup Company; Dana Corporation; and Texaco Inc.

Retiring Director

[PHOTO OF         Robert J. Callander
R. CALLANDER      Director since 1991
APPEARS HERE]     Will retire as of the 2001 Annual Meeting of Stockholders

                  Mr. Callander, 70, retired as Vice Chairman of Chemical Banking Corporation in 1992 and also served as Executive in Residence at Columbia University School of Business until June, 2000. He is Chairman of the Audit Committee, and a member of the Compensation and Management Development Committee, the Corporate Governance Committee, and the Finance Committee of the Company's Board of Directors. He is a director of ARAMARK Corporation; Spectrum Health Services, Inc.; Omnicom Group, Inc., an advertising holding company; and the Scudder New Asia, Global High Income, Argentina, Brazil, and Korea Funds.

THE BOARD AND ITS COMMITTEES

In 2000, the Board of Directors held eight meetings. Each incumbent director of the Company attended in excess of 90% of the meetings of the Board of Directors and Board committees on which he served during 2000. In accordance with the Company's by-laws, the Board of Directors has fixed the number of directors at ten and is actively pursuing qualified candidates who are available to fill the vacancies. The Audit Committee is responsible for matters relating to accounting policies and practices, financial reporting and the internal control structure. The Audit Committee held three meetings in 2000. The Compensation and Management Development Committee administers the Company's incentive and stock plans, sets the salary of the President and Chief Executive Officer, and reviews and approves the compensation of the other executive officers. The Compensation and Management Development Committee held four meetings in 2000. The Corporate Governance Committee makes recommendations concerning Board membership, functions and compensation. The Corporate Governance Committee will consider director nominations submitted by stockholders in accordance with the procedures described below under the caption "Stockholder Proposals for 2002 Annual Meeting." The Corporate Governance Committee held three meetings in 2000. All of these committees are standing committees of the Board.

COMPENSATION OF DIRECTORS

The annual retainer for directors is $35,000. The fee for attending a meeting is $1,000 ($1,500 if held outside of Connecticut or New York City), except that the committee chairperson receives an additional $500 for each meeting at which he presides. Messrs. Barnes and E.M. Carpenter do not receive a retainer or meeting fees for service as directors. Mr. Barnes receives $250,000 for serving as Chairman and performing various other duties as a nonexecutive employee of the Company. The other duties performed by Mr. Barnes include working with the President and Chief Executive Officer to develop relationships with possible strategic partners, participating in the process of acquiring other businesses or entities and engaging in various operational corporate activities when requested, chairing Barnes Group Foundation, Inc., serving on the NHK-Associated Spring Suspension Components Inc. Board of Directors, and maintaining an active role in community affairs in the Bristol and Hartford areas. The grant of rights to receive stock and the payment of dividend equivalents under the Non-Employee Director Deferred Stock Plan are additional forms of director compensation. Under this plan each non-employee director is granted the right to receive 6,000 shares of Company common stock when his membership on the Board terminates. The plan provides that each newly elected director will receive the same grant. The plan also provides for the payment of dividend equivalents equal to 6,000 times the dividend per share for each dividend payment date./1/ In addition, in 2000, each director other than Mr. E.M. Carpenter was granted stock options to acquire 4,000 shares of Company common stock under the Barnes Group Inc. Employee Stock and Ownership Program (the "Employee Stock and Ownership Program"). These options become exercisable in increments of 25% over a four-year period beginning with the first anniversary following the date of the grant.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

As of January 1, 2001, the Company's directors, named executive officers, and directors and officers as a group beneficially owned the number of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), shown below:

                                                         Amount and
                                                          Nature of  Percent of
  Name of Person                                         Beneficial    Common
     or Group                                           Ownership(1)   Stock
-------------------------------------------------------------------------------
John W. Alden..........................................      6,000         *
John R. Arrington......................................     55,979         *
Thomas O. Barnes.......................................    628,458       3.4%
Gary G. Benanav........................................     16,802         *
William S. Bristow, Jr.................................    375,304       2.0%
Robert J. Callander....................................     19,448         *
Leonard M. Carlucci....................................    173,938         *
Edmund M. Carpenter....................................    229,743       1.2%
George T. Carpenter....................................    162,526         *
William C. Denninger...................................     20,425         *
Signe S. Gates.........................................     36,245         *
Frank E. Grzelecki.....................................     13,000         *
-------------------------------------------------------------------------------
Directors & officers as a group (21 persons)...........  2,235,653      11.5%
-------------------------------------------------------------------------------

*  Less than 1% of Common Stock beneficially owned.

Note to the above table:

(1) The named person or group has sole voting and investment power with respect to the shares listed in this column, except as set forth in this Note. Mr. Barnes has sole voting and shared investment power with respect to 323,037 shares and no voting and shared investment power with respect to 65,827 shares. Included in Mr. G.T. Carpenter's total are 136,446 shares held by corporations through which he has voting control. Mr. Bristow has shared voting and shared investment power with respect to 186,098 shares. The remainder of Mr. Bristow's shares are held in a trust which he has the power to revoke.
--------
/1/Mr. Barnes became a participant in the plan when it was adopted in 1987. He became an employee in 1993 and continues to participate in the plan.

The shares listed for Messrs. Arrington, Barnes, Carlucci, E.M. Carpenter, and Denninger, and Ms. Gates, and the directors and officers as a group include 50,898, 56,700, 157,950, 173,546, 14,667, 31,999 and 873,259 shares, respectively, which they have the right to acquire within 60 days after January 1, 2001. The shares listed for Messrs. Arrington, Barnes, Carlucci, E.M. Carpenter, and Denninger and Ms. Gates, and the directors and officers as a group also include 1,919, 5,414, 14,907, 1,782, 0, 1,251 and 91,618 shares, respectively, over which they have voting power and limited investment power. These shares are held under the Company's Guaranteed Stock Plan (an employee stock ownership plan). The shares listed for Messrs. Alden, Barnes, Benanav, Bristow, Callander, G.T. Carpenter, and Grzelecki include 6,000 shares that each of them has the right to receive under the Non-Employee Director Deferred Stock Plan described above under the heading "Compensation of Directors."

The shares listed for Messrs. Carlucci, E.M. Carpenter, and the directors and officers as a group do not include 37,200, 120,000, and 14,400 incentive stock units, respectively, that they currently may have the right to receive on a future date pursuant to Incentive Stock Right Agreements.

Except for the shares under the Non-Employee Director Deferred Stock Plan, the number of shares reported as beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Except for matters required to be submitted to stockholders, the Board of Directors believes that the Company is controlled by its Board of Directors acting as such.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that its officers and directors, and individuals who own more than 10% of the outstanding shares of Common Stock, have complied in 2000 with the filing requirements of the Exchange Act, except that three reports filed on behalf of Mr. Wallace Barnes concerning 15 transactions was not timely filed.

BENEFICIAL OWNERS OF MORE THAN 5% OF SHARES

As of December 31, 2000, the individuals and institutions set forth below are the only persons known by the Company to be beneficial owners of more than 5% of the outstanding shares of Common Stock:

                                                           Amount and
                                                            Nature of Percent of
Name and Address                                           Beneficial   Common
of Beneficial Owner                                        Ownership    Stock
--------------------------------------------------------------------------------
Mr. Wallace Barnes/1/..................................... 2,005,014    10.8%
1875 Perkins Street
Bristol, Connecticut 06010

Fleet National Bank/2,3/.................................. 5,666,389    30.5%
777 Main Street
Hartford, Connecticut 06115

Gamco Investors, Inc./4/.................................. 1,109,125     6.0%
One Corporate Center
Rye, New York 10580

Notes to the above table:

/1/As of December 31, 2000, Mr. Wallace Barnes reported on a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") that he beneficially owned 2,005,014 (10.8%) shares of Common Stock. According to such filing, he has sole investment power with respect to 1,150,549 shares; and
 shared investment power with respect to 854,465 shares; and shared voting power with respect to 30,000 shares, which are held by a private charitable foundation established by Mr. Barnes, as to which shares he disclaims beneficial ownership.

/2/As of December 31, 2000, Fleet National Bank ("Fleet") reported on a
  Schedule 13G filed with the SEC that it was the beneficial owner of 2,225,882 (12.0%) shares of Common Stock. According to such filing, Fleet reported that it had sole voting power with respect to 485,380 shares; sole investment power with respect to 435,130 shares; and shared investment power with respect to 1,742,066 shares.

/3/As of December 31, 2000, Fleet reported that it held 3,440,507 (18.5%) shares of Common Stock in its capacity as trustee for the Company's Guaranteed Stock Plan (an employee stock ownership plan). The plan provides that the stock shall be voted by the Trustee as directed by the participants in the plan. Fleet disclaims beneficial ownership of this stock.

/4/As of December 31, 2000, Gamco Investors, Inc. ("Gamco") reported that it was the beneficial owner of 1,109,125 (6.0%) shares of Common Stock. Gamco reported that it had sole voting and sole investment power with respect to 1,109,125 shares.

AUDIT COMMITTEE REPORT

To Our Fellow Stockholders at Barnes Group Inc.:

We, the members of the Audit Committee of the Board of Directors, are four independent directors, as defined by the New York Stock Exchange. Management is responsible for the Company's financial reporting process and internal controls. The responsibility of the Committee is to provide general oversight of the Company's financial accounting, reporting and underlying internal controls. The Committee provides additional oversight of the Company's Corporate Compliance Program. The Committee, in conjunction with the Board of Directors, has the ultimate authority for the selection, evaluation and retention of the independent auditors.

On February 9, 2000, the Board of Directors, upon the Committee's recommendation, amended the Audit Committee's charter to comply with new rules of the New York Stock Exchange. A copy of the Committee's charter is attached as Annex I to this Proxy Statement. In 2000, the Committee operated in accordance with its charter.

The Committee holds regularly scheduled meetings three times a year for the purpose of providing a forum for communication among the directors, the Company's independent auditors, PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), the Company's internal audit function and corporate management. During these meetings, the Committee reviewed and discussed the interim and the audited financial statements with management and PricewaterhouseCoopers. In accordance with Statement of Auditing Standards No. 61, Communication with Audit Committees, the Committee discussed all required matters with PricewaterhouseCoopers including the conduct of the audit of the Company's financial statements.

In addition, the Committee obtained formal, written disclosures from PricewaterhouseCoopers, including a letter affirming their independence as required by Independence Standards Board Standard No. 1. The information contained in this letter was discussed with PricewaterhouseCoopers.

The Committee reviewed aggregate fees billed by PricewaterhouseCoopers for the year 2000 which are as follows:

      Audit Fees..........................................          $  703,200
      Financial Information Systems Design and
       Implementation Fees................................                   0
      All Other Fees:
        Mergers and Acquisitions.......................... $771,974
        Other.............................................  546,183
                                                           --------
        Total All Other Fees..............................           1,318,157
                                                                    ----------
      Total Fees..........................................          $2,021,357
                                                                    ==========

The Committee concluded that the non-audit services rendered in 2000 did not impair the independence of PricewaterhouseCoopers.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, inclusion of the audited financial statements in the Company's Annual Report on Form 10-K, for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee has also recommended to the Board that PricewaterhouseCoopers be selected as the Company's independent accountants for 2001.

                                        AUDIT COMMITTEE

                                        Robert J. Callander, Chairperson
                                        Gary G. Benanav
                                        William S. Bristow, Jr.
                                        Frank E. Grzelecki

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

To Our Fellow Stockholders at Barnes Group Inc.:

We, the members of the Compensation and Management Development Committee of the Board of Directors of Barnes Group Inc. (the "Company") are independent, non-employee directors with no "interlocking" relationships as defined by the Securities and Exchange Commission. We are committed to developing compensation strategies with strong ties to stockholder value creation. When Barnes Group's stockholders win--through balanced, profitable, sustainable growth--Barnes' executives win. The overarching philosophy with respect to executive compensation, therefore, is to deploy programs directly linked to the Company's strategic business objectives and total stockholder return. If the Company's results against its goals and targets are below preset performance thresholds, and if stock price appreciation is not realized, payouts under the Company's short-term and long-term incentive programs are reduced to zero. If, however, the Company's results exceed preset performance targets, Barnes executives have an opportunity to realize significant additional compensation. This high degree of performance linkage, and the significant leverage and risk incorporated into the programs, gives Barnes Group's executive team a very strong financial incentive to provide the balanced, profitable, sustainable growth that creates economic value and stockholder wealth.

Barnes Group's annual strategies incorporate "stretch" operational goals. The Company's Board of Directors has taken an active role in the determination of these goals, and participated in the development of compensation programs directly tied to these same goals. Our objective has been to ensure appropriate balance between short-term and long-term incentives to encourage balanced, profitable, sustainable growth.

During 2000, the Company retained independent compensation consultants to assist in the development of competitive compensation data for a group of comparative companies and for general industry. The comparison group currently consists of companies of similar size in one or more of the Company's industries. The companies chosen for the comparison group are not necessarily the same as those represented in the stock price performance graph accompanying this report. We believe Barnes Group's market for executive talent extends beyond this comparison group, and the competitive compensation levels have been determined accordingly.

The key elements of Barnes Group's executive compensation strategy are salary, short-term incentives, and long-term incentives.

Salaries

Executive officer salaries are established with reference to competitive levels for positions of similar responsibility and impact. We review executive officers' salaries at least annually. Salaries are targeted to fall within a range of (+/-)10% of the median competitive level for the executive team overall. Individual salaries may exceed or fall below that competitive range, depending on the experience requirements of the position and the executive's contribution to the Company.

Mr. E.M. Carpenter became President and Chief Executive Officer on December 8, 1998. His annual salary from that date through February 29, 2000 of $550,000 was established in accordance with his Employment Agreement (which is described below under the heading "Employment Agreement"). The Committee increased Mr. Carpenter's annual salary to $580,000 effective March 1, 2000. In determining the magnitude of the increase, the Committee considered the annual salaries of chief executive officers of the group of comparative companies described above, and of industrial companies of comparable size and complexity.

Short-Term Incentives

Barnes Group executives place a significant percentage of their annual cash compensation at risk under the Management Incentive Compensation Plan ("MICP"). Award opportunities are based on the performance of the Company as a whole, the business unit over which the executive has a direct influence, or a combination of both. For 2000, the performance measures were earnings per share, operating profit after tax (less a charge for the capital employed by the applicable business unit) and revenue, but may include other measures directly tied to stockholder value creation as we believe to be appropriate given changes in business conditions. Target incentive amounts are established at the start of the year for each executive, stated as a percent of salary. Performance target, threshold, and maximum amounts are established at the start of each operating period. The final payout is calculated based upon the operating results attained relative to these preset performance targets. If performance is below the threshold amount established, the payout is reduced to zero. If the targeted operating results are attained, the target incentive amounts are payable. If performance exceeds the applicable maximum amount, the maximum performance factor is awarded. For 2000, if performance exceeded the applicable maximum amounts, the following percent of salary was payable: 225% for the President and Chief Executive Officer; 150% for Group Presidents; 135% for Senior Vice Presidents; and 105% for Vice Presidents.

The full amount of the annual bonus shown on page 11 for Mr. E.M. Carpenter was determined in accordance with the MICP.

Long-Term Incentives

We believe a substantial percentage of total compensation must be tied directly to the creation of stockholder value. Historically, we have determined long-term compensation based on two indicators of stockholder value creation: stock price and economic return. The latter measure has served effectively as the basis for the Barnes Group Inc. 1996 Long-Term Incentive Plan ("LTIP") and predecessor plans throughout the 1990s.

Under the LTIP, the Committee has granted performance units to executive officers. Any resulting cash payments are equal to the increase in the value of the performance units over a three-year period. The value of a performance unit for any single year is equal to economic return, measured as cash flow from operations in excess of the risk-adjusted cost of equity capital, for the current and previous four years. Awards for each three-year period are paid in the year following the end of the period. Awards under the LTIP paid in 2000 were based on an increase in the value of performance units over the three-year period from 1997 to 1999. Beginning January 1, 1999, Mr. E.M. Carpenter became a participant in the LTIP in accordance with his Employment Agreement.

Beginning in 2000, we discontinued future awards under the LTIP. Existing LTIP cycles will continue uninterrupted, with the last three-year period ending on December 31, 2001. In 2000, we utilized stock options as the stand-alone vehicle for long-term incentives, to maximize the impact of stock price appreciation on long-term compensation. Stock options incorporate a higher level of risk than other forms of executive compensation, including the LTIP they will supplant, and tie employees' long-term economic interests directly to those of stockholders. No economic benefit is derived from stock options absent stock price appreciation. These options will principally be granted under the Employee Stock and Ownership Program. This plan allows for the use of several long-term incentive vehicles, in addition to stock options.

Also beginning in 2000, we instituted stock ownership guidelines under which every executive will be expected to hold a substantial ownership stake in the Company. Ownership will include stock owned under the Barnes Group Inc. Guaranteed Stock Plan and Employee Stock Purchase Plan. In contrast to some companies' ownership programs, restricted stock, stock options, and performance stock will be excluded until the related stock is directly owned.

The current stock ownership guidelines that apply to the top 42 executives of the Company worldwide are:

                                                                   Multiple of
       Position                                                   Annual Salary
       --------                                                   -------------
       Chief Executive Officer...................................       5x
       All Other Executive Officers..............................       3x
       Non-Officers..............................................       1x

We monitor ownership levels at least annually. Executives subject to the ownership guidelines are expected to make substantial progress toward the applicable guideline, with full compliance by the end of 2004, or five years from date of hire or promotion for new executives. We will, at our discretion, pay future amounts under the MICP or any successor plan in stock if the guidelines are not met, or take other actions as we deem appropriate at that time to ensure compliance.

The Committee currently grants stock options to executive officers and other key employees under the 1991 Barnes Group Stock Incentive Plan ("SIP") and the Employee Stock and Ownership Program. Except for initial grants (which are typically awarded at 85% of market value) to certain executive officers upon assumption of their positions, options generally have been granted on an annual basis at the market price of the Common Stock on the date of grant. Such options become exercisable over time.

In 2000, we granted Mr. E.M. Carpenter an option to purchase Company Stock at 100% of the then current market value, as shown on page 12. In determining the size of the grant we considered the magnitude of grants to chief executive officers of industrial companies of comparable size and complexity and the importance of linking a significant part of Mr. E.M. Carpenter's total compensation package to the future performance of the Company's stock.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's tax deduction to $1 million per year for compensation paid to the Chief Executive Officer and each other executive officer named in that year's proxy statement unless certain conditions are met. One of those requirements is that compensation over $1 million annually must be based on stockholder-approved plans. The SIP, which was approved as amended and restated in 1996, was designed to meet these requirements. The Employee Stock and Ownership Program, which was approved in 2000, was also designed to meet these requirements. As described in Proposal 2, approval is being requested for the Barnes Group Inc. Performance-Linked Bonus Plan For Selected Executive Officers, which, if approved, will replace the MICP as the short-term incentive program for named executive officers who contribute to the success of the Company, effective January 1, 2001 to qualify awards under this plan for deductibility without limitation under the Code. Our present intention is to comply with the requirements of Section 162(m) unless and until we determine that compliance would not be in the best interest of the Company and its stockholders.

                                          COMPENSATION AND MANAGEMENT
                                          DEVELOPMENT COMMITTEE

                                          Gary G. Benanav, Chairman
                                          John W. Alden
                                          Robert W. Callander
                                          Frank E. Grzelecki

COMPENSATION

The following table sets forth compensation paid by the Company to the Chief Executive Officer and to the four other most highly paid persons who were executive officers at the end of 2000 (the "named executive officers").
                           SUMMARY COMPENSATION TABLE

                                 Annual Compensation          Long-Term Compensation
                             --------------------------- --------------------------------
                                                               Awards/3/        Payouts
                                                         --------------------- ----------
                                                 Other   Restricted Securities
                                                Annual     Stock    Underlying            All Other
Name and Principal                              Compen-  Awards/4/   Options      LTIP     Compen-
Position/1/             Year  Salary   Bonus   sation/2/    ($)        (#)     Payouts/5/ sation/6/
------------------      ---- -------- -------- --------- ---------- ---------- ---------- ---------
E.M. Carpenter          2000 $575,008 $808,605 $143,713  $      -0-  280,280    $ 92,208  $175,250
President and Chief     1999  550,000  275,000   60,703         -0-  128,200         -0-    80,860
Executive Officer       1998   38,077      -0-   54,247   3,712,500   75,000         -0-    66,302
L.M. Carlucci           2000  321,668  368,770   22,514         -0-   72,000     103,734    28,990
Vice President, Barnes  1999  307,038  336,686   67,633         -0-   66,300     163,191   105,901
Group Inc.              1998  262,100  102,752   21,887         -0-   30,000     129,870    30,104
and President,
Associated Spring
J.R. Arrington          2000  249,170  210,237   21,151         -0-   56,463     100,740    24,712
Senior Vice President,  1999  236,108   10,035   21,515         -0-   26,400         -0-    31,035
Human Resources         1998  166,442  103,860   44,371         -0-   39,000         -0-    84,839
S.S. Gates              2000  236,670  199,690   17,340         -0-   55,473      33,580    20,606
Senior Vice President,  1999  131,250   52,500   18,383         -0-   54,784         -0-    66,132
General Counsel and
Secretary
W.C. Denninger          2000  207,310  174,918   18,318         -0-   74,000         -0-    21,504
Senior Vice President,
Finance
and Chief Financial
Officer

Notes to the above table:

/1/Ms. Gates joined the Company in June 1999; accordingly, no information for 1998 is provided for her. Mr. Denninger joined the Company in March 2000; accordingly, no information for 1999 or 1998 is provided for him.

/2/Other annual compensation consists of reimbursement for taxes paid on perquisites, including life insurance premiums, financial planning services and relocation expenditures paid by the Company.

/3/Awards to the executives were granted under the 1991 Barnes Group Stock
  Incentive Plan and the Employee Stock and Ownership Program, except for 75,000 stock options and 60,000 incentive stock units that were granted to Mr. E.M. Carpenter in 1998 in accordance with his Employment Agreement.

/4/Messrs. Carlucci and E.M. Carpenter were each awarded an incentive stock right consisting of incentive stock units in the amounts and on the dates noted as follows: Mr. Carlucci, 23,250 on 2/16/96; and Mr. E.M. Carpenter, 60,000 on 12/8/98. Incentive stock units are denominated in shares of Common Stock. The right awarded to Mr. Carlucci entitles him to receive, without payment to the Company, shares of Common Stock equal to the number of incentive stock units credited to him on the date five years from the date of the award, provided that he is an employee of the Company on that date. Units underlying these rights were credited to Mr. Carlucci as of the date of the award. The right awarded to Mr. E.M. Carpenter entitles him to receive, without payment to the Company, shares of Common Stock equal to the number of incentive stock units credited to him on the third and fifth anniversaries of the date of the award, provided, in each case, that he is an employee of the Company on such anniversary. In addition, Messrs. Carlucci and E.M. Carpenter were each awarded an additional incentive stock right consisting of incentive stock units in the amounts and on the dates noted as follows: Mr. Carlucci, 23,250 on 2/16/96; and Mr. E.M. Carpenter, 60,000 on 12/8/98. The right awarded to each executive entitles him to receive, without payment to the Company, shares of Common Stock equal to the number of incentive stock units credited to him on the fifth anniversary of the date of the award, and with regard to Mr. E.M. Carpenter's right, the number of incentive stock units credited to him on the third anniversary of the date of his award, provided that, in each case with respect to each executive, the executive is an employee of the Company on that date and that specified performance targets for the Company's earnings per share are met. Units underlying these rights are credited in increments to each executive over the term of the award in accordance with a schedule based on the attainment by the Company of specified levels of earnings per share. Pursuant to the terms of the awards described above, each executive is credited with dividend equivalents on all incentive stock units credited to him based upon dividends paid on outstanding shares of Common Stock. Such dividend equivalents, once credited, are converted into a number of additional incentive stock units, as of each dividend payment date, equal to the amount of dividends that would have been paid on the number of shares of Common Stock equal to the number of incentive stock units credited to the executive immediately prior to the dividend payment date divided by the market price of the Common Stock on the dividend payment date. As of December 31, 2000, Messrs. Carlucci and E.M. Carpenter were credited with 43,069 and 78,280 incentive stock units, respectively, having a value at $19.88 per share as of December 31, 2000, of $856,212 and $1,556,206, respectively.

/5/Payment in the designated year with respect to the three-year performance period ending the prior year. Thus, the payment made in 2000 covered the three-year period ending in 1999.

/6/Includes matching contributions by the Company under the Guaranteed Stock
  Plan and premiums paid for life insurance. Included in "All Other Compensation" for Mr. E.M. Carpenter for 2000 is $100,000 for the reimbursement of moving expenses paid by the Company in 2000. Included in "All Other Compensation" for Mr. Carlucci for 1999 is $71,093 for the reimbursement of moving expenses paid by the Company in 1999.

STOCK OPTIONS

The following table provides information on grants of stock options in 2000 pursuant to the 1991 Barnes Group Stock Incentive Plan and the Employee Stock and Ownership Program to the executive officers listed in the Summary Compensation Table.

                             OPTION GRANTS IN 2000

                     Number of    Percent of                                   Potential Realizable Value at
                     Securities     Total                                      Assumed Annual Rates of Stock
                     Underlying    Options                                     Price Appreciation to End of
                      Options     Granted to Exercise  Market Price               Option Term in 2010/3/
                   Granted/1/,/2/ Employees    Price    on Date of  Expiration -----------------------------
Name                    (#)        in 2000   ($/Sh)/4/ Grant ($/Sh)    Date      0%        5%        10%
-----------------  -------------- ---------- --------- ------------ ---------- ------- ---------- ----------
E.M. Carpenter        230,000        19.0%   $16.9375    $14.0625    2/10/10   $   -0- $1,372,824 $4,493,510
E.M. Carpenter/5/      25,234         2.1%    19.6875     19.6250    2/10/10       -0-    309,863    787,672
E.M. Carpenter/5/      25,046         2.1%    19.2500     19.0000    2/10/10       -0-    293,013    752,159
L.M. Carlucci          72,000         6.0%    16.9375     14.0625    2/10/10       -0-    429,754  1,406,664
J.R. Arrington         55,000         4.6%    16.9375     14.0625    2/10/10       -0-    328,284  1,074,535
J.R. Arrington/5/         757         0.1%    19.6875     19.6250    2/10/10       -0-      9,296     23,630
J.R. Arrington/5/         706         0.1%    19.6250     19.0000    2/10/10       -0-      7,995     20,937
S.S. Gates             55,000         4.6%    16.9375     14.0625    2/10/10       -0-    328,284  1,074,535
S.S. Gates/5/             473         0.0%    18.7500     18.8750    2/10/10       -0-      5,674     14,288
W.C. Denninger/1/      30,000         2.5%    14.4000     16.9375    4/11/10    92,941    395,682    885,945
W.C. Denninger         44,000         3.6%    16.9375     16.9375    4/11/10       -0-    468,684  1,187,736

Notes to the above table:

/1/Mr. Denninger joined the Company in March 2000 and, accordingly, received on April 11, 2000 options under the 1991 Barnes Group Inc. Stock Incentive Plan and the Employee Stock and Ownership Program, subject to stockholder approval of such Program. All other grants of stock options to the named executives in 2000 were pursuant to the Employee Stock and Ownership Program.

/2/Options under the 1991 Barnes Group Stock Incentive Plan become exercisable in increments of 25% over a four-year period beginning with the first year anniversary following the date of the grant. Options under the Employee Stock and Ownership Program for Salary Grade 21 and above become exercisable at the rate of 33 1/3% on the sixth, eighteenth and thirtieth months following the date of the grant.

/3/With respect to options expiring on February 10, 2010, the stock price per share in 2010 would be $14.0625 based on 0% annual appreciation from the market price on the date of the grant, $22.9063 based on 5% annual appreciation, and $36.47454 based on 10% annual appreciation. With respect to options expiring on April 11, 2010, the stock price per share in 2010 would be $16.9375 based on 0% annual appreciation from the market price on the date of the grant, $27.5894 based on 5% annual appreciation, and $43.9315 based on 10% annual appreciation. The preceding calculations are not intended to be a prediction by the Company of the price of its shares in the future.

/4/Options granted on February 10, 2000, and options granted to Mr. Denninger under the Employee Stock and Ownership Program have an exercise price equal to the Fair Market Value of a share of Common Stock on April 12, 2000, the date when the Employee Stock and Ownership Program was approved by the stockholders.

/5/These option grants were made pursuant to the reload provisions under the Employee Stock and Ownership Program. The preceding calculations are not intended to be a prediction by the Company of the price of its shares in the future.

The following table provides information relating to stock option exercises in 2000 by the named executive officers and the number and value of each such officer's unexercised in-the-money options on December 29, 2000, based on the difference between the exercise price and the $19.8750 per share year-end market price of the Common Stock.

         AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUES

                                            Number of Securities             Value of Unexercised
                                           Underlying Unexercised            In-The-Money Options
                  Shares                Options at Fiscal Year-End(#)        At Fiscal Year-End($)
                Acquired on    Value    --------------------------------   -------------------------
Name            Exercise(#) Realized($)  Exercisable      Unexercisable    Exercisable Unexercisable
--------------  ----------- ----------- --------------   ---------------   ----------- -------------
E.M. Carpenter    55,001     $139,351      141,496           286,983         $ 97,971    $492,241
L.M. Carlucci        -0-          -0-       81,975           118,125          170,969     162,630
J.R. Arrington     1,559        4,062       44,298            75,966           52,613     116,319
S.S. Gates           504          914       31,999            77,754           54,520     112,544
W.C.Denninger        -0-          -0-       14,667            59,333           43,084     250,416

LONG-TERM INCENTIVE PLAN AWARDS

The following table provides information relating to grants of performance units in 2000 under the LTIP.

                   LONG-TERM INCENTIVE PLANS--AWARDS IN 2000

                                      Number of                          Performance or
                                    Shares, Units                         Other Period
                                      or Other                          Until Maturation
              Name                    Rights(#)                           or Payout/1/
         --------------             -------------                       ----------------
         J.R. Arrington                50,943                              1997-1999/2/
         W.C. Denninger                62,515                              1998-2000
         W.C. Denninger                46,156                              1999-2001

Notes to the above table:

/1/Under the LTIP, there are no thresholds, targets or maximums as those terms are used in the Securities and Exchange Commission's rules. Payments are based on the increase in the value of performance units during the indicated performance period and, for the named executives above, are prorated based upon their hire date with the Company. The value of a performance unit over the three-year periods ending December 31, 1999 and 2000 increased by $3.39 and $2.29, respectively. However, this is not necessarily representative of the increase, if any, that will occur during the period 1999-2001. Payments under the LTIP made in the prior three years are shown in the Summary Compensation Table.

/2/Units were granted in 2000, retroactively, for the 1997-1999 period, consistent with the LTIP and other grants for such period.

PENSION PLANS

The following table gives examples of estimated annual retirement benefits payable to a named executive officer as though he had retired in 2000 at age 65 in specified compensation and years of service classifications under the Company's Salaried Retirement Income Plan, Retirement Benefit Equalization Plan and Supplemental Executive Retirement Plan.

                              PENSION PLAN TABLE A

                                Years of Service
--------------------------------------------------------------------------------

 Remuneration   15 years   20 years   25 years   30 years   35 years   40 years
 ------------   --------   --------   --------   --------   --------   --------
 $125,000       $ 42,698   $ 56,930   $ 71,163   $ 74,288   $ 77,413   $ 80,538
  150,000         51,885     69,180     86,475     90,225     93,975     97,725
  200,000         70,260     93,680    117,100    122,100    127,100    132,100
  250,000         88,635    118,180    147,725    153,975    160,225    166,475
  300,000        107,010    142,680    178,350    185,850    193,350    200,850
  350,000        125,385    167,180    208,975    217,725    226,475    235,225
  400,000        143,760    191,680    239,600    249,600    259,600    269,600
  450,000        162,135    216,180    270,225    281,475    292,725    303,975
  500,000        180,510    240,680    300,850    313,350    325,850    338,350
  550,000        198,885    265,180    331,475    345,225    358,975    372,725
  600,000        217,260    289,680    362,100    377,100    392,100    407,100
  650,000        235,635    314,180    392,725    408,975    425,225    441,475

The compensation included in Pension Plan Table A in determining earnings for retirement plan purposes includes only annual salaries as shown in the column labeled "Salary" in the Summary Compensation Table. Benefits are computed on a straight-life annuity. The benefits listed in the table are not subject to a deduction for Social Security.

Messrs. E.M. Carpenter, Arrington, Carlucci, and Denninger, and Ms. Gates all participate in the Company's Supplemental Senior Officer Retirement Plan. The following table gives examples of estimated annual retirement benefits payable under the Company's Supplemental Senior Officer Retirement Plan to each of these executive officers as though he/she had retired in 2000 at age 65 in specified compensation and years of service classifications.

                              PENSION PLAN TABLE B

                                  15 or More
               Remuneration    Years of Service
               ------------    ----------------
               $  125,000          $ 68,750
                  150,000            82,500
                  200,000           110,000
                  250,000           137,500
                  300,000           165,000
                  350,000           192,500
                  400,000           220,000
                  450,000           247,500
                  500,000           275,000
                  600,000           330,000
                  700,000           385,000
                  800,000           440,000
                  900,000           495,000
                1,000,000           550,000
                1,200,000           660,000
                1,300,000           715,000

The compensation included in determining earnings for the Supplemental Senior Officer Retirement Plan includes only annual salary and bonus as shown in the columns labeled "Salary" and "Bonus" in the Summary Compensation Table. Benefits are computed based on a straight-life annuity. This plan functions as an "umbrella" plan, and benefits listed in the table above are subject to deduction for Social Security benefits, benefits derived from other employers' pension plans and any benefits earned under the Company's other defined benefit plans, including, without limitation, the Salaried Retirement Income Plan, Retirement Benefit Equalization Plan, and Supplemental Executive Retirement Plan.

Years of service as of December 31, 2000, rounded to the nearest whole year, for the named executive officers are as follows: E.M. Carpenter, 2 years; L.M. Carlucci, 25 years; J.R. Arrington, 3 years; S.S. Gates, 2 years; and W.C. Denninger, 1 year.

EMPLOYMENT AGREEMENT

On December 8, 1998, the Company entered into an employment agreement (the "Agreement") with Mr. E.M. Carpenter under which he serves as the President and Chief Executive Officer of the Company. The Agreement provides for Mr. E.M. Carpenter's employment through December 31, 2001, and for automatic annual extensions until Mr. E.M. Carpenter reaches age 65, unless either party furnishes 90 days prior written notice that the Agreement will not be extended. Mr. E.M. Carpenter was granted a one-time lump sum payment under the Agreement of $100,000 as a relocation allowance, with the amount grossed up for any applicable taxes. Mr. E.M. Carpenter also became entitled to receive reimbursement of expenses reasonably incurred in connection with his duties and to receive reimbursement of reasonable legal fees in connection with the negotiation and documentation of the Agreement and the enforcement of his rights under it. As part of the Agreement Mr. E.M. Carpenter purchased on the open market $1,000,000 of Common Stock.

The Agreement provides for the following compensation benefits for Mr. E.M.
Carpenter: (i) a base salary of $550,000 annually, subject to increase at the discretion of the Board of Directors; (ii) an annual bonus pursuant to the Company's Management Incentive Compensation Plan ("MICP"), up to a maximum of 150% of salary, with a minimum bonus of $275,000 payable for calendar year 1999 if Mr. E.M. Carpenter remains in the employ of the Company through December 1, 1999; (iii) the granting of the following securities: (a) 90,300 Long Term Incentive Plan ("LTIP") units, (b) options to acquire 75,000 shares of Common Stock at an exercise price of 85% of fair market value on the date of grant,
(c) 60,000 incentive stock units to acquire restricted shares of Common Stock that will vest over a five-year period if Mr. E.M. Carpenter remains in the employ of the Company, and (d) 60,000 incentive stock units to acquire restricted shares of Common Stock that will vest over a five-year period if specified performance goals are attained and Mr. E.M. Carpenter remains in the employ of the Company; and (iv) other benefits, consisting of the payment of life insurance premiums, a financial planning allowance, an automobile allowance, service credits under the Company's non-qualified retirement plans, annual vacations, immediate participation in the Company's welfare benefit plans, and country club membership expense reimbursement.

The Agreement is subject to early termination by reason of Mr. E.M. Carpenter's death or disability, by the Company for cause, or by either party upon 30 days prior written notice. Upon termination, Mr. E.M. Carpenter would be entitled to any benefits due to him under any plan, program or policy of the Company which provides benefits after termination, other than any severance pay or salary continuation plan. In addition, if Mr. E.M. Carpenter's employment were terminated without cause or good reason, he would be entitled to continue receiving his salary and welfare plan benefits for a severance period extending through the end of the remaining employment period or two years, whichever is longer. He also would receive other benefits, including the payment of his target bonus under the MICP, continued vesting of his stock options and incentive stock units, continued service credits under the Company's non-qualified plans through the end of the severance period, and full payment of the amount owed pursuant to his LTIP awards if applicable performance goals were achieved. Payments to Mr. E.M. Carpenter would be subject to reduction under certain circumstances if necessary to avoid imposition of the golden parachute excise tax. In the event Mr. E.M. Carpenter were to terminate his employment without good reason and accept a comparable position with a company of equal or larger size during the employment period, he would be obliged to pay the Company $500,000 in cash. For a period of two years following termination for any reason, Mr. E.M. Carpenter would be obliged not to compete with the Company or disparage it.

Readers desiring more complete information may examine the Agreement, which has been filed as an exhibit to the Company's Form 10-K for the Fiscal Year Ended December 31, 1998.

CHANGE-IN-CONTROL AGREEMENTS

The Company has entered into change-in-control severance agreements (the "CIC Agreements") with Mr. E.M. Carpenter and each named executive officer as of the following effective dates: Mr. E.M. Carpenter, December 8, 1998; Mr. L.M. Carlucci, October 17, 1997; Mr. J.R. Arrington, May 15, 1998; Ms. S.S. Gates, June 1, 1999; and Mr. W.C. Denninger, March 31, 2000. Each of the CIC Agreements has an initial term which ended on December 31, 1999 or, in the cases of Ms. Gates and Mr. Denninger, December 31, 2000, with automatic annual extensions commencing on the immediately following January 1 and each January 1 thereafter, unless the Company or the executive provides written notice not later than September 30 of the preceding year of a determination not to extend the agreement. In the event of a "change-in-control" (as defined in the CIC Agreements), an executive who is incapacitated would be entitled to receive full salary and employment benefits (less any amounts received under the Company's long-term disability plan) until terminated for reasons of disability. An executive who is not incapacitated but is terminated for any reason after a change in control would be entitled to receive full salary and benefits through the date of termination, as well as normal post-termination compensation and benefits under the Company's compensation and benefit plans. In addition, such an executive would be entitled to receive a lump sum cash payment equal to the target award under the LTIP that is pro-rated to cover the portion of the award cycle in which the person was employed.

An executive who is terminated following a change in control other than for cause or by reason of death, disability or voluntary termination, would be entitled to severance payments and benefits. These would consist of (i) a cash payment equal to a multiple (3 times in the case of Mr. E.M. Carpenter, 2 times for each other executive) of the executive's most recent base salary and average annual bonus (as defined); (ii) continuation of participation in the Company's pension and welfare benefit plans for a number of months (36 or 24) corresponding to the multiple in (i), with the benefits reduced to the extent the executive subsequently receives coverage elsewhere; and (iii) a cash payment equal to the target award to which the executive would have been entitled under the Company's incentive compensation plans (other than the LTIP) to the date of termination (less any pro rata bonus previously paid for the same period). In addition, upon the occurrence of a change in control, (a) the executive would receive pro rata target awards under the LTIP, as if fully vested, and under the Company's other incentive compensation plans; (b) the executive's options to acquire Company stock would vest and become exercisable; and (c) all restrictions on the executive's stock-based awards would lapse. Payments to the executive would be subject to reduction under certain circumstances if necessary to avoid imposition of the golden parachute excise tax.

Readers desiring more complete information may examine the CIC Agreement of Mr. Carpenter, which has been filed as an exhibit to the Company's Form 10-K for the Fiscal Year Ended December 31, 1998.

PERFORMANCE GRAPH

A stock performance graph based on cumulative total returns (price change plus reinvested dividends) for $100 invested on December 31, 1995 is set forth below.

                        [PERFORMANCE GRAPH APPEARS HERE]
                                 BGI           S&P 600       Russell 2000
                                -----          -------       ------------
        1995                    100.0           100.0           100.0
        1996                    172.8           121.3           116.5
        1997                    201.6           152.3           142.5
        1998                    265.7           150.3           139.3
        1999                    154.0           169.0           169.0
        2000                    196.5           188.9           164.1

APPROVAL OF THE BARNES GROUP INC. PERFORMANCE-LINKED BONUS PLAN FOR SELECTED EXECUTIVE OFFICERS (PROXY PROPOSAL 2)

   The Board of Directors Recommends a Vote "For" This Proposal.

Current regulations under the Internal Revenue Code (the "Code") limit the deductibility by the Company of certain types of compensation provided to executive officers. Under these regulations, which are included in Section 162(m) of the Code, the deductibility of performance-based compensation can be preserved if the Company meets certain conditions. One of these conditions is that the performance-based plan under which the compensation will be paid must be disclosed to and approved by stockholders. Another is that the performance-based plan must be administered by a committee of not less than two directors who are not employees of the Company and such committee must be comprised solely of directors who are "outside directors" within the meaning of the Code.

The Barnes Group Inc. Performance-Linked Bonus Plan For Selected Executive Officers (the "Plan") is being submitted to stockholders for approval so that the compensation paid pursuant to the Plan will qualify as "performance-based" as defined in Section 162(m) of the Code. The Plan will be administered by the Compensation and Management Development Committee of the Board of Directors of the Company (the "Committee"). The description of the Plan terms that follows is subject to and qualified by reference to the complete text of the Plan set forth in Annex II to this Proxy Statement. Approval of the Plan requires a plurality of the votes cast for Proposal 2.

Payment of any awards pursuant to the Plan is contingent on stockholder approval of the Plan. If such approval is not obtained, no such awards will be paid pursuant to the Plan.

The persons who are eligible to be selected by the Committee to participate in the Plan are executive officers of the Company whose annual incentive compensation for any taxable year of the Company commencing on or after January 1, 2001 the Committee anticipates would not be deductible by the Company in whole or in part unless the incentive compensation qualifies as "performance-based" under section 162(m)(4)(C) of the Code. An eligible executive officer may (but need not) be selected to participate each year. For 2001, subject to stockholder approval, two executive officers, Messrs. E.M. Carpenter and Carlucci, are eligible to participate in the Plan. However, approximately 500 other executive officers and employees of the Company are eligible to be selected to participate in similar annual incentive compensation arrangements on terms that are generally less restrictive than the Plan terms.

Under the Plan, participants are awarded the opportunity to receive specified payments after the close of each Award Period if specified performance objectives established by the Committee are attained during the Award Period. Payment of any Award will be contingent upon the Committee's certifying in writing that the performance level applicable to such Award were in fact satisfied. Unless and until the Committee so certifies, no Award will be paid. The Committee may not increase the amount of an Award upon satisfaction of the performance level. Except for Plan participants who retire, die or become permanently disabled during the year, whose Award will be prorated to the date of such retirement, death or permanent disability, a participant must be employed by the Company on the date of payment of an Award. Unless the Committee determines otherwise, all payments pursuant to the Plan are to be made in cash.

No later than 90 days after the start of each year commencing on or after January 1, 2001 (or by such other deadline as may apply under the Code), the Committee will select the persons who will participate in the Plan in such year and establish in writing the performance goals for that year as well as the method for computing the amount of compensation which each such participant will be paid if such performance goals are attained in whole or in part. Such method will be stated in terms of an objective formula or standard that precludes discretion to increase the amount that will be due upon attainment of the goals.

Under the Plan, the performance goals for any Award Period may be based on any of the following criteria, either alone or in any combination, and on either a consolidated Company, consolidated Group, business unit or divisional level, as the Committee may determine: earnings per share, net income, operating income, performance profit (operating income minus an allocated charge approximating the Company's cost of capital, before or after tax), gross margin, revenue, working capital, total assets, net assets, stockholders' equity, or cash flow. The foregoing criteria shall be determined in accordance with generally accepted accounting principles, except to the extent the Committee directs otherwise and may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; discontinued operations; effects of accounting changes; effects of currency fluctuations; effects of financing activities (by way of example, without limitation, effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; effects of acquisitions and acquisition expenses; and effects of divestitures and divestiture expenses. Any such performance criterion or combination of such criteria may apply to the participant's Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify. Unless the Committee determines otherwise at any time prior to payment of a participant's Award for an Award Period and subject to the Committee's right to exercise negative discretion, extraordinary, unusual or non-recurring items, discontinued operations, effects of accounting changes, effects of currency fluctuations, effects of financing activities, expenses for restructuring or productivity initiatives, non-operating items, effects of acquisitions and acquisition expenses, and effects of divestitures and divestiture expenses, any of which affect any Performance criterion applicable to the Award (including but not limited to the criterion of earnings per share) shall be automatically excluded or included in determining the extent to which the Performance level has been achieved, whichever will produce the higher Award.

This provision is included in the Plan because awards may qualify as "performance-based compensation" under Section 162(m) of the Code if the Committee has discretion to reduce an award, but not if the Committee has discretion to increase an award.

The Committee may amend or terminate the Plan without stockholder approval at any time. Certain amendments may require reapproval of the Plan by stockholders for the performance-based compensation to continue to qualify for deductibility by the Company, as specified by the Code.

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS (PROXY PROPOSAL 3)

   The Board of Directors Recommends a Vote "For" This Proposal.

Although not required by the Certificate of Incorporation or by-laws, it has been the Company's practice for many years to have the stockholders act on a proposal of the Board of Directors relating to the selection of independent accountants. Ratification of such proposal requires a plurality of the votes cast for Proposal 3. Otherwise, the Company may select other independent accountants as recommended by the Audit Committee of the Board of Directors. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will have the opportunity to make a statement, if desired, and to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

The Board of Directors requests that any stockholder who wishes to recommend nominees for directors submit names of such nominees in writing to the Secretary of the Company at its address given above prior to December 1, 2001. Stockholders wishing to submit proposals for inclusion in the Company's proxy statement and form of proxy for the 2002 Annual Meeting of Stockholders must submit proposals to the Company at such address by December 1, 2001. Stockholders wishing to present proposals for a formal vote (other than proposals included in the Company's proxy statement), or to nominate candidates for election as directors at a meeting of the Company's stockholders, must do so in accordance with the Company's by-laws. In order to be presented at the 2002 Annual Meeting, the by-laws provide that such stockholder proposals or nominations may be made only by a stockholder of record who shall have given notice of the proposed business or nomination to the Company between December 13, 2001 and January 12, 2002. The notice must contain, among other things, the name and address of the stockholder, a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting the business at the Annual Meeting, and the stockholder's ownership of the Company's capital stock. In the case of nominations, the notice should contain the background and stock ownership information with respect to each nominee. Stockholders may obtain a copy of the relevant provisions of the by-laws by writing to the Secretary of the Company at the address given above. Proposals received after January 12, 2002 will not be considered "timely" under the federal proxy rules for the purpose of determining whether the Company may use discretionary authority to vote on any such proposals.

GENERAL

The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company's officers and employees personally or by telephone, facsimile or telegram without additional compensation. The Company may also reimburse brokers, dealers, banks, voting trustees or their nominees for their reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners. The Company has retained Mellon Investor Services, LLC, 44 Wall Street, New York, New York 10005, to aid in the solicitation of proxies. Mellon Investor Services will solicit proxies by personal interview, telephone, facsimile and mail, and may request brokerage houses and other nominees and fiduciaries or custodians to forward soliciting materials to beneficial owners of the Company's stock. For these services, the Company will pay a fee of approximately $7,500, plus expenses.

The Company had outstanding 18,610,326 shares of Common Stock as of February 15, 2001, each of which is entitled to one vote. Only holders of record at the close of business on February 15, 2001 will be entitled to vote.

Under applicable Delaware law, abstentions and broker non-votes will be treated as present at the meeting for purposes of determining a quorum. With respect to any proposal, an abstention will have the same effect as a vote against such proposal; however, a broker non-vote will not have an effect on the outcome of the vote thereon.

If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the persons nominated will be unable to serve if elected. The Board of Directors does not know of any matters to be presented for consideration at the meeting other than the matters described in Proposals 1, 2 and 3 of the Notice of Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given prior to the meeting, will be voted in the manner specified therein.

By order of the Board of Directors.

Signe S. Gates
Secretary
March 15, 2001

ANNEX I

                               BARNES GROUP INC.

                                    CHARTER
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors of Barnes Group Inc. hereby sets forth a Charter for its Audit Committee, with membership and specific responsibilities as outlined below:

Membership

The Audit Committee shall comprise at least three directors. None of the members of the Audit Committee shall be an employee of the Company, and all shall be free from any relationship to the Company that may interfere with the exercise of their independence from management and the Company and shall meet the criteria set forth in Section 303.01(B)(3) of the listing standards of the New York Stock Exchange. All members of the Audit Committee shall be financially literate and at least one member shall have accounting or related financial management expertise, as such qualifications are interpreted by the Board of Directors in its business judgment.

Responsibilities

The Board of Directors intends the Audit Committee to serve as its focal point for the general oversight of Company affairs in the area of financial accounting, reporting, and the underlying internal controls. The Company's outside auditors are ultimately accountable to the Board of Directors and the Audit Committee, and the Audit Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, when appropriate, replace the outside auditors. Through its activities, the Audit Committee will facilitate open communication among directors, the Company's independent accounting firm, the Company's internal audit function, and corporate management.

The Audit Committee will assist the directors in discharging their fiduciary responsibilities to shareholders, providing assurance as to the independence of the Company's outside auditors and the adequacy of disclosure to shareholders and to the public.

Specifically, the Audit Committee will:

  1. Hold regularly scheduled meetings in February, April and October of each year, and other meetings from time to time as called pursuant to the Company's by-laws. A majority shall constitute a quorum of the Audit Committee. A majority of the members in attendance shall decide any question brought before any meeting of the Audit Committee.

  2. Recommend to the Board of Directors, annually, the appointment of a firm of independent public accountants as the Company's outside auditors.

  3. Ensure that the outside auditors submit periodically a formal written statement to the Audit Committee delineating all relationships between the auditors and the Company that includes the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as it may be modified or supplemented. The Audit Committee shall discuss with the auditors the auditors' independence and actively engage in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the auditors' objectivity and independence, and, in response to the auditors' report, the Audit Committee shall recommend such actions as it deems appropriate to the Board of Directors, to satisfy itself of the outside auditors' independence.

  4. After December 15, 2000, make a recommendation to the Board of Directors as to whether the Company's audited financial statements should be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

   5. Beginning with the proxy statement for the Company's first annual meeting of stockholders held after December 15, 2000, approve the report of the Audit Committee to be included in the Company's proxy statement for its annual meeting of stockholders.

   6.  Review with representatives of the independent accountants:

       . The independent accountants' review of the Company's interim financial statements to be included in the Company's Quarterly Reports on Form 10-Q, as the Audit Committee or its chairman deems necessary.

       . The matters required to be discussed by Statement of Auditing
         Standards 61, as it may be modified or supplemented.

       . The plan for and scope of its annual audit of the Company's financial statements.

       . The results of the annual audit.

       . Any recommendations with respect to internal controls and other financial matters, including any perceived weaknesses in the Company's internal controls, policies, and procedures.

       . Any significant changes proposed by management in the basic accounting principles and reporting standards used in the preparation of the Company's financial statements.

   7. Review any services outside of the audit area performed for the Company by its independent accountants.

   8. Review and approve the fees proposed by the Company's independent accountants for their services.

   9. Review and discuss the Company's audited financial statements with management.

  10. Review the work of the Company's internal audit department with the Director, Internal Audit, including management's responses to recommendations made and plans for future audit coverage.

  11. Review from time to time the financial impact of material litigation and related matters. Also review from time to time the suitability, reliability and security of the Company's information technology management systems.

  12. Review compliance by officers and employees with the Company's Corporate Compliance Program, and with the Company's environmental, health and safety policies.

  13. Determine from time to time whether management has sought a second opinion regarding a significant accounting issue, and, if so, obtain the rationale for the particular accounting treatment chosen.

  14. Make such other recommendations to the Board of Directors on such matters, within the scope of the Committee's functions, as may come to its attention and which in its discretion warrant consideration by the Board of Directors.

  15. Annually, review and assess the adequacy of this Charter. Also affirm to the New York Stock Exchange in writing, annually and at such other times as there are changes in the composition of the Audit Committee, such annual review and assessment of the adequacy of this Charter; and the Board of Directors' determination of the independence and financial literacy of the Audit Committee members, and the accounting or related financial management expertise of at least one such member.

  16. The Chairman of the Audit Committee will from time to time and, at least annually, review the expense accounts of the Chairman and the Chief Executive Officer.

ANNEX II

                               BARNES GROUP INC.

                         PERFORMANCE-LINKED BONUS PLAN
                        FOR SELECTED EXECUTIVE OFFICERS

Section 1. Purpose

The Performance-Linked Bonus Plan For Selected Executive Officers (the "Plan") is designed to provide cash incentive compensation opportunities to key executives that contribute to the success of Barnes Group Inc. (the "Company") and its subsidiaries. All employees (a) who are executive officers of the Company, (b) whose incentive compensation for any taxable year(s) of the Company commencing on or after January 1, 2001 the Committee (as hereafter defined) anticipates may not be deductible by the Company in whole or in part but for compliance with section 162(m)(4)(C) of the Internal Revenue Code of 1986 as amended (the "Code"), and (c) who are selected to participate in the Plan, including members of the Board of Directors of the Company who are such employees, are eligible to participate in the Plan.

Section 2. Administration

The Plan shall be administered by the Compensation and Management Development Committee of the Board of Directors of the Company, or its successor (the "Committee"). The Committee shall consist of not less than two directors who are not employees of the Company or any subsidiary of the Company and shall be comprised solely of directors who are "outside directors" within the meaning of
Section 162(m)(4)(C)(i) of the Code. The Committee shall have authority, subject to the provisions of the Plan, to: select employees to participate in the Plan; establish and administer the performance objectives and the Award opportunities applicable to each participant and certify whether the goals have been attained; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, and waive rules and regulations for the Plan's administration; and make all other determinations which may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them. Amounts paid or projected to be paid under the Plan are referred to herein as "Awards."

Section 3. Definitions

3.1 "Award Period" shall mean the period of time within which Performance is measured for the purpose of determining whether an Award has been earned.

3.2  "CEO" shall mean the President and Chief Executive Officer of the Company.

3.3 "Covered Employee" shall have the meaning set forth in Section 162(m) of the Code.

3.4 "Group" shall mean the Executive Office, Associated Spring, Barnes Distribution, or Barnes Aerospace, or any business unit, division, or similar collection of cost centers, profit centers, or international subsidiaries that may be recognized as such by the Committee.

3.5 "Individual Target" shall mean a percentage of salary for each individual participating in the Plan. The Committee will establish the Individual Target for each participant no later than the earlier of (a) 90 days after the start of the Award Period or (b) a date on which no more than one fourth of the Award Period has elapsed.

3.6 "Maximum" shall mean a Performance level at or above which the amount paid or projected to be paid for an Award Period is equal to such maximum percentage of the Individual Targets as may be established by the Committee for each participant no later than the earlier of (a) 90 days after the start of the Award Period or (b) a date on which no more than one fourth of the Award Period has elapsed.

3.7 "Performance" shall mean the performance objectives established by the Committee in advance, in writing, in terms of an objective formula or standard, with respect to each Group for an Award Period, for the purpose of determining whether, and to what extent, an Award has been earned by the Group for such Award Period. The terms of the objective formula or standard shall preclude discretion to increase the amount of the Award that would otherwise be due upon attainment of the Performance level. Performance objectives shall consist of targeted levels, targeted levels of return on, or targeted levels of growth for, one or more of the following on a consolidated Company, consolidated Group, business unit or divisional level: earnings per share, net income, operating income, performance profit (operating income minus an allocated charge approximating the Company's cost of capital, before or after tax), gross margin, revenue, working capital, total assets, net assets, stockholders' equity, or cash flow. The foregoing criteria shall be determined in accordance with generally accepted accounting principles, except to the extent the Committee directs otherwise within the earlier of (a) 90 days after the start of the Award Period or (b) a date on which no more than one fourth of the Award Period has elapsed, and may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; discontinued operations; effects of accounting changes; effects of currency fluctuations; effects of financing activities (by way of example, without limitation, effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; effects of acquisitions and acquisition expenses; and effects of divestitures and divestiture expenses. Any such performance criterion or combination of such criteria may apply to the participant's Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify. Unless the Committee determines otherwise at any time prior to payment of a participant's Award for an Award Period and subject to the Committee's right to exercise negative discretion pursuant to Section 6.1, extraordinary, unusual or non-recurring items, discontinued operations, effects of accounting changes, effects of currency fluctuations, effects of financing activities, expenses for restructuring or productivity initiatives, non-operating items, effects of acquisitions and acquisition expenses, and effects of divestitures and divestiture expenses, any of which affect any Performance criterion applicable to the Award (including but not limited to the criterion of earnings per share) shall be automatically excluded or included in determining the extent to which the Performance level has been achieved, whichever will produce the higher Award.

3.8 "Target" shall mean a Performance level above the Threshold and below the Maximum at which the amount paid or projected to be paid for an Award Period is equal to 100% of the Individual Targets for the members of the corresponding Group.

3.9 "Threshold" shall mean a Performance level at or above which an Award is earned for an Award Period. For Threshold Performance, the amount paid or projected to be paid for an Award Period is equal to such minimum percentage of the Individual Targets as may be established by the Committee no later than the earlier of (a) 90 days after the start of the Award Period or (b) a date on which no more than one fourth of the Award Period has elapsed.

Section 4. Group Performance Levels

If an Award Period is a calendar year, prior to March 31, the Committee shall establish the Threshold, Target and Maximum for each Group, and the method for computing the Award for each participant in the Group for such year if the Threshold, Target or Maximum is attained. If an Award Period is not a calendar year, then the Committee shall establish in writing no later than the earlier of (a) 90 days after the start of the Award Period or (b) a date on which no more than one fourth of the Award Period has elapsed, the Threshold, Target and Maximum for each Group and the method for computing the Award for each participant in the Group for such Award Period if the Threshold, Target or Maximum is attained. The Committee may also designate one or more intermediate levels of Performance between the Threshold and the Target, and the Target and the Maximum, for a Group, and the percentage of the corresponding Individual Targets that will be available for payment as an Award if Performance equals such intermediate level.

Section 5. Participants

If an Award Period is a calendar year, prior to March 31, the Committee shall designate the eligible participants and the respective Groups in which they shall participate. The CEO shall participate in the Executive Office Group for each Award Period. If an Award Period is not a calendar year, then the Committee shall designate the eligible participants, and the respective Groups, no later than the earlier of (a) 90 days after the start of the Award Period or
(b) a date on which no more than one fourth of the Award Period has elapsed. Except for Plan participants who retire, die or become permanently disabled during the year, whose Award shall be prorated to the date of such retirement, death or permanent disability, a person must be employed by the Company or one of its subsidiaries on the date of payment of an Award in order to be eligible to receive an Award.

Section 6. Awards

6.1 After the end of the Award Period and based on the final Performance of each Group, the Committee shall determine the Award for each participant, based in all instances on the participant's Individual Target and the Performance level achieved. No provision of the Plan shall preclude the Committee from exercising negative discretion with respect to any Award hereunder, within the meaning of Treasury Regulation Section 1.162-27(e)(2)(iii)(A).

6.2 Subject to Section 7, the Committee shall have the authority to refrain from making an Award to any participant.

Section 7. Limitations

Notwithstanding anything in the Plan to the contrary, no Award in excess of the calculated Award shall be made to any Covered Employee under any circumstances.

Awards at Target shall be greater than Awards at Threshold and less than Awards at Maximum.

Regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended, require that a maximum individual Award be established for any Awards to Covered Employees that are intended to qualify as performance-based compensation. For purposes of qualifying Awards as performance-based compensation under such regulations, notwithstanding anything in the Plan to the contrary, no Award in excess of $7 million shall be paid to any Covered Employee for services rendered in any calendar year.

Section 8. Payment of Awards

Payment of any Award shall be contingent upon approval by the stockholders of the Company, prior to payment, of the material terms under which the Award is to be paid, in accordance with Section 162(m)(4)(C)(ii) of the Code and the related Treasury regulations. Unless and until such stockholder approval is obtained, no Award shall be paid.

Payment of any Award shall also be contingent upon the Committee's certifying in writing that the Performance level and any other material terms applicable to such Award were in fact satisfied, in accordance with Section
162(m)(4)(C)(iii) of the Code and the related Treasury regulations. Unless and until the Committee so certifies, such Award shall not be paid.

Awards shall be paid in cash within 75 days after the expiration of the Award Period, unless otherwise decided by the Committee.

Section 9. General

9.1 The interpretation of the Plan by the Committee and its decisions on all questions arising under the Plan shall be conclusive and binding on all Plan participants.

9.2 The Plan may be amended at any time, including retroactively, by the Committee.

9.3 The Plan supersedes all prior incentive plans, including without limitation the Management Incentive Compensation Plan, for all participants, effective as of January 1, 2001 for the Award Period of calendar year 2001 and Award Periods thereafter.

9.4 Any provision of the Plan to the contrary notwithstanding, (a) Awards to Covered Employees under the Plan are intended to qualify as performance-based compensation under Code Section 162(m)(4)(C), and (b) any provision of the Plan that would prevent an Award to any Covered Employee from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall, to that extent, be disregarded. No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any participant's employment, which shall remain "employment at will" unless an employment agreement between the Company and the participant provides otherwise. Both the participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

Barnes Group Inc.
Executive Office
123 Main Street
Post Office Box 489
Bristol, Connecticut 06011-0489 U.S.A.

[BARNES LOGO APPEARS HERE]

                           2001 - BARNES GROUP INC.

                        ANNUAL MEETING OF STOCKHOLDERS
                         APRIL 12, 2001 - 11:00 a.m.
                        THE COUNTRY CLUB OF FARMINGTON
                  806 FARMINGTON AVENUE, FARMINGTON, CT 06032

    The undersigned stockholder(s) of Barnes Group Inc. hereby appoints
Signe S. Gates and Monique B. Marchetti, each with the power to appoint her substitute as the undersigned's proxies and attorneys-in-fact, to vote all the shares of common stock covered by this proxy at the Annual Meeting of Stockholders on April 12, 2001, or at any adjournment thereof, upon the matters set forth in the Notice of such meeting with all the powers the undersigned would possess if personally present. Either person is individually authorized to vote as specified on proposals 1, 2 and 3 and otherwise in her discretion.

    THIS CARD ALSO PROVIDES CONFIDENTIAL VOTING INSTRUCTIONS FOR SHARES HELD IN THE BARNES GROUP INC. GUARANTEED STOCK PLAN. If you are a participant and have shares of Barnes Group Inc. common stock allocated to your account under this plan, please read the following as to the voting of such shares, as well as the stock for which no voting instructions are received.

    Trustee's Authorization: The undersigned authorizes Fleet National Bank, as Trustee of the Barnes Group Inc. Guaranteed Stock Plan, to vote all shares of the common stock of the Company allocated to the undersigned's account under such plan, as well as a proportionate share of the stock for which voting instructions are not timely received, at the Annual Meeting of Stockholders or at any adjournment thereof, in accordance with the instructions on the reverse side.

     THIS PROXY/VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.
                       PLEASE SIGN ON THE REVERSE SIDE.

                             FOLD AND DETACH HERE



                            YOUR VOTE IS IMPORTANT!



    For your convenience, you can vote your shares in one of two ways:

    1.  VOTE BY TELEPHONE: If you are a resident of the U.S.A. or Canada and
        -----------------
        have a touch tone telephone you can call the proxy tabulator, Mellon Investor Services, LLC, at their toll-free telephone number: 1-800-840-1208 and follow the instructions found on the reverse side of this card on how to vote your shares. There will be no charge to you for the call. If you are not a resident of the U.S.A. or Canada or do not have a touch tone telephone, please vote by mailing your proxy (see instructions below). Please note that voting by telephone rather than by mail will help to reduce the Company's costs.

    OR

    2.  VOTE BY MAIL: Mark, sign and date your proxy and return it promptly in
        ------------
        the enclosed envelope. Please sign exactly as the name(s) appear on the reverse side. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys-in-fact, general partners and other persons acting in a representative capacity should add their complete titles. When a corporation gives the proxy, an authorized officer should sign.



                             THANK YOU FOR VOTING

                                                            Please mark
                         2001-BARNES GROUP INC.-PROXY       your votes as   [X]
                                                            indicated in
                                                            this example

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING
                                                     ---
NOMINEES AND PROPOSALS:

1.   ELECTION OF DIRECTORS FOR A      FOR all nominees         WITHHOLD
     THREE-YEAR TERM                 listed to the left        AUTHORITY
                                     (except as marked      to vote for all
     (01) John W. Alden               to the contrary)      nominees listed
     (02) George T. Carpenter and                             to the left
     (03) Frank E. Grzelecki

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

2.   APPROVAL OF THE BARNES GROUP INC.              FOR     AGAINST     ABSTAIN
     PERFORMANCE-LINKED BONUS PLAN                  [ ]       [ ]         [ ]
     FOR SELECTED EXECUTIVE OFFICERS:

3.   RATIFICATION OF SELECTION OF                   [ ]       [ ]         [ ]
     PRICEWATERHOUSECOOPERS LLP AS
     INDEPENDENT ACCOUNTANTS.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). UNLESS OTHERWISE DIRECTED, THIS PROXY SHALL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                                          I plan to attend the meeting [ ]

-------------------------------------------------------------------------------


SIGNATURE                          SIGNATURE                         DATE
         -------------------------          ------------------------     -------

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

                   FOLD AND DETACH HERE IF VOTING BY MAIL


                               VOTE BY TELEPHONE
                   (Residents of the U.S.A. and Canada only)

Your telephone vote authorizes the named proxies/trustee to vote your shares in the same manner as if you had marked, signed and returned your proxy by mail. If you vote by telephone, you do not need to mail your proxy. Voting by telephone rather than by mail will help to reduce the Company's costs.

TO VOTE BY TELEPHONE (FOR TOUCH TONE TELEPHONES ONLY):

 .  Dial the following toll-free telephone number AT ANYTIME: 1-800-840-1208
   The call goes directly to our proxy tabulator, Mellon Investor Services, LLC, and there is no charge to you.
 . You will then be asked to enter a Control Number, which is located in the box in the lower right-hand corner of this form.

 . OPTION 1: To vote as the Board of Directors recommends, FOR ALL proposals press 1.
   When you press 1, your vote will be confirmed and cast as you directed. END OF CALL.

 . OPTION 2: If you choose to vote on each proposal separately, press 0. You will hear the following instructions:

Proposal 1:  Election of Directors
             -   To vote FOR ALL nominees, press 1;
             -   To WITHHOLD FOR ALL nominees, press 9;
             - To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and follow the instructions.
             - If you press 0, enter the TWO-DIGIT NUMBER that precedes the nominee(s)' name for whom you withhold your vote, then press 0.

Proposal 2:  Approval of the Barnes Group Inc. Performance-Linked Bonus Plan For
             Selected Executive Officers.
             -   To vote FOR, press 1;
             -   To vote AGAINST, press 9;
             -   To ABSTAIN from voting, press 0.

Proposal 3:  Ratification of selection of PricewaterhouseCoopers LLP as independent accountants.
             -   To vote FOR, press 1;
             -   To vote AGAINST, press 9;
             -   To ABSTAIN from voting, press 0.

Your vote will be confirmed and cast as you directed. END OF CALL.

                           IF YOU VOTE BY TELEPHONE,
                      PLEASE DO NOT MAIL BACK YOUR PROXY,
                             THANK YOU FOR VOTING.

                            CALL, TOLL-FREE, ANYTIME
                                1-800-840-1208